CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 "Southwestern Energy Company 2000 Stock Incentive Plan" of our report dated February 4, 2000 included in Southwestern Energy Company's Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this Form S-8 "Southwestern Energy Company 2000 Stock Incentive Plan."

Arthur Andersen, LLP

Tulsa, Oklahoma
  July 28, 2000